AMENDMENT NO. 1

TO

UNDERWRITING AGREEMENT

This Amendment dated as of October 15, 2004 (the “Amendment”), amends the Underwriting Agreement (the “Agreement”), dated November 25, 2003, between the registered investment company listed on Schedule A (the “Company”), a Delaware statutory trust, on behalf of those series of the Company listed on Schedule A, and Fund Management Company, a Texas corporation.

W I T N E S S E T H:

WHEREAS, the parties desire to amend the Agreement to change the names of INVESCO Treasurer’s Money Market Reserve Fund to Premier Portfolio and INVESCO Treasurer’s Tax-Exempt Reserve Fund to Premier Tax-Exempt Portfolio;

NOW, THEREFORE, the parties, intending to be legally bound, agree as follows;

1.	Schedule A to the Agreement is hereby deleted in its entirety and replaced with the following:

“Underwriting Agreement

Schedule A

REGISTERED INVESTMENT COMPANY	FUND	EFFECTIVE DATE
AIM Treasurer’s Series Trust

Premier Portfolio		November 25, 2003

Premier Tax-Exempt Portfolio		November 25, 2003”

2.	In all other respects, the Agreement is hereby confirmed and remains in full force and effect.

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their respective officers on the date first written above.

COMPANY (Listed in Schedule A)

By:	/S/ ROBERT H. GRAHAM
Name:	Robert H. Graham
Title:	President

FUND MANAGEMENT COMPANY

By:	/S/ KAREN DUNN KELLEY
Name:	Karen Dunn Kelley
Title:	President

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